Exhibit 4.1

AMENDMENT TO RESTICTED STOCK PURCHASE AGREEMENT

This amendment (“Amendment”) is made and entered into as of July 19, 2011, by and between SPHE Scan Based Trading Corporation, a Delaware corporation, with an address at 10202 West Washington Boulevard, Culver City, California 90232 (“Sony”), and Coinstar, Inc., a Delaware corporation, with an address at 1800 114th Avenue SE, Bellevue, Washington 98004 (the “Company”).

WHEREAS, Sony and the Company are parties to that certain Restricted Stock Purchase Agreement, dated as of July 17, 2009 (the “Agreement”); and

WHEREAS, SPHE Scan Based Trading Corporation (“SPHE”) and Redbox Automated Retail, LLC (“Redbox”), a wholly owned subsidiary of the Company, entered into that certain Copy Depth License Agreement dated as of July 1, 2009 (the “License Agreement”); and

WHEREAS, SPHE and Redbox are, on this same date, amending the License Agreement to extend the date by which SPHE may notify Redbox of its election to have the License Period (as defined in the License Agreement) expire early, with such notification date being changed from July 31, 2011 to August 31, 2011; and

WHEREAS, Sony and the Company desire to amend the Agreement to ensure that further vesting of Unvested Shares shall not take place if SPHE elects to cause an early expiration of the License Agreement;

NOW THEREFORE, for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The table contained in Section 2.1 of the Agreement is hereby amended to replace the date “August 1, 2011” with the date “September 1, 2011.”

2.	Capitalized terms used herein without definition will have the meanings assigned to them in the Agreement. Except as amended hereby, all terms and conditions of the Agreement remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Amendment, together with the Agreement, is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect thereto. In the event of conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will control as to the subject matter herein.

IN WITNESS WHEREOF, the parties have entered this Amendment as of the date first written above.

SONY PICTURES HOME ENTERTAINMENT, INC.	COINSTAR, INC.

/s/ DAVID BISHOP David Bishop	/s/ PAUL D. DAVIS Paul D. Davis
Print Name	Print Name
An authorized representative	An authorized representative

President	Chief Executive Officer
Title	Title

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